Exhibit 99

                            "C-TEC Letterhead"

For Additional Information Contact:

National and International Press:
Gene Donati (Clark & Weinstock):  (212) 953-2250

Trade Press:
Carrie Thorpe (C-TEC):  (609) 734-3700


                   C-TEC PURCHASES 40% OF MEXICO'S MEGACABLE

U.S. Firm's Investment Signals a New Direction for Mexico's Telecommunication Future

           C-TEC Purchase is First Investment Since Peso Devaluation
           ---------------------------------------------------------

Princeton, New Jersey, January 25, 1995 -- C-TEC Corporation (NASDAQ:CTEX) announced today that it has purchased a 40 percent equity position in Megacable, Mexico's second largest cable television operator, for approximately $84 million in cash, subject to adjustment. Under the agreement signed and completed today, C-TEC's investment in Megacable is in exchange for newly-issued capital stock. The funds will be used by Megacable to pay off existing debt, for capital expenditures, and to create a substantial cash reserve for further Megacable acquisitions and telecommunications ventures in Mexico. In addition, C-TEC representatives will hold six new seats on Megacable's Board of Directors and will have an active role in setting the strategic direction of the company.

David McCourt, C-TEC's chairman and chief executive officer, said, "This strategic partnership signals C-TEC's commitment to bring our unique expertise into new markets, and our strong confidence in the future of telecommunications in Mexico. I am very impressed by Megacable's owners and management, and have high confidence that we will be excellent partners. I think Megacable is now positioned for explosive growth and profitability."

Enrique Yamuni Robles, Megacable's chief executive officer added, "Megacable is Mexico's fastest growing cable television company. With C-TEC as our partner, we expect to accelerate our construction, improve our technology, and expand into new markets. We believe we will be the market leader in both cable television and in competitive local telephone. With changes in regulation and the currency situation, one of our requirements for a partner was a good phone company. C-TEC's performance with Commonwealth Telephone has been impressive. They have consistently operated at a lower-cost basis than perhaps any other major phone company in the world."

Javier Bours, chairman of Megacable, added, "Our association with C-TEC positions Megacable to meet the future needs of our customers. Megacable's objective has always been to provide first quality service; this venture will allow us to improve our customer service levels even more. C-TEC shares with Megacable a common vision for the future of telecommunications and cable in Mexico and also brings new technologies an operational capability for us to meet that future. I think C-TEC and Megacable will have a great partnership."

J.P. Morgan Securities, Inc. acted as C-TEC's advisor on the transaction. According to Willard S. Boothby, Managing Director, "The Mexican telecommunication market offers many attractive investment opportunities, and in spite of the recent volatility in the country's currency market, the sector's short and long term growth prospects remain quite positive. C-TEC and Megacable's strategic partnership will deliver immediate benefits to both companies, and also provides the basis for strong future growth."

The Chase Manhattan Bank, N.A., advised Megacable on the transaction. "Attractive, high-growth segments of the Mexican market continue to offer outstanding opportunities to strategic investors, despite the recent volatility in the country's markets," said Brian O'Neill, Chase senior vice president. "The strategic alliance with C-TEC demonstrates Megacable's commitment to providing its subscribers with the highest quality service and programming while positioning the company to continue its rapid expansion and deployment of new technologies."

The investment amount in today's transaction has taken into account the impact of the peso devaluation over the past 30 days and its expected impact on the telecommunications business in Mexico. Megacable and C-TEC have had discussions on and off again since last summer.

Megacable, with headquarters in Los Mochis, currently serves over 174,000 subscribers in twelve cities including Hermosillo, Navajoa, Ciudad Obregon, Culiacan, Mazatlan, and Guadalajara. Megacable currently owns every cable franchise for 800 miles along Mexico's Pacific coast. In addition, Megacable owns the Guadalajara franchise, Mexico's second largest city, which is only about half cabled so far. Megacable's customer base will hopefully double over the next few years, McCourt and Yamuni said. Additionally, Megacable was recently awarded a new franchise in Tepic and several smaller towns, adding 60,000 more potential customers to its overall base of over 900,000 franchise homes.

All existing Megacable systems have at least 35 channel capacity, with new construction being built to 60 channels. Megacable is also incorporating fiber optic technology into current new service areas. Megacable has about 2,000 miles of distribution lines and 300 miles of trunk lines, all with addressable technology. Megacable is privately owned.

C-TEC Corporation of Princeton, NJ is a diversified telecommunications and high technology company which traces its origins to a telephone company beginning operations in 1897. C-TEC through its subsidiary Commonwealth Telephone Company, currently provides telephone service to about 220,000 access lines in Pennsylvania, making it the 20th largest telephone company in the U.S. C-TEC is also the country's 30th largest cable television operator, providing service to over 265,000 customers in New York, New Jersey, and Michigan, as C-TEC Cable Systems. C-TEC Cable also recently announced the pending acquisition of the largest competitive cable system in the U.S., Twin County Cable in Allentown/Bethlehem/Easton, PA, and was also provided full regulatory authority by the state of New York to offer telephone services over the long distance telephone service provider, Commonwealth Communications, Inc., an international engineering and technical services business, and C-TEC International, Inc., the entity making the investment in Megacable.